Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp. 437 Madison Avenue New York, New York10022	Public Relations Harry Zlokower/Dave Closs 1-212-447-9292 1-917-541-8162

Andrew M. Murstein, President Larry D. Hall, CFO 1-212-328-2100 1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS

2012THIRD QUARTER RESULTS

•	Third quarter earnings of $6,611,000, or $0.31 per share, increased 37% from the 2011third quarter

•	Managed assets hit an all time high at $1.18 billion, including $701 million at Medallion Bank

•	Delinquent loans on a managed basis decreased to below 1%

•	Quarterly dividend of $0.21per share declared

NEW YORK, NY – November 5, 2012 – Medallion Financial Corp. (Nasdaq: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that earnings, ornet increase in net assets resulting from operations was $6,611,000 or $0.31 per diluted common share in the 2012 third quarter, up $1,776,000 or 37% from $4,835,000 or $0.27 per diluted common share in the 2011third quarter.

Medallion Bank, the Company’s unconsolidated wholly-owned portfolio company, had net income of $5,311,000 in the 2012 third quarter, compared to $4,581,000 in the 2011 third quarter, an increase of $730,000 or 16%. As the Company continues to use Medallion Bank as a primary funding source, it refers more loans to Medallion Bank for origination to take advantage of current short term borrowing rates which are at historically low levels, and which are our least expensive source of funds.

(more)

Medallion Financial Announces 2012ThirdQuarter Results p. 2

Medallion Financial’s net interest margin was 4.21% for the 2012third quarter, compared to 3.97% in the 2011third quarter. On a combined basis with Medallion Bank, the net interest margin was 6.39%, compared to 6.47% a year ago, reflecting the continued low cost of funds at the Bank, and the Bank’s higher-yielding loan portfolio. Net investment income after income taxes was $1,337,000 or $0.06 per diluted common share in the 2012 quarter, down$39,000 or 3% from $1,376,000 or $0.08 per share in the 2011 quarter, primarily as a result of the Company originating more loans at its unconsolidated subsidiary Medallion Bank.

Andrew Murstein, President of Medallion Financial, stated, “We are extremely pleased with the quarter’s results.Even with our higher share count we still were able to increase our per share earnings due in part to continued strong loan demand and near record low delinquencies and losses. Over the last 10 years we have given our shareholders an average return of 18% per year including dividends. We are proud to have performed so welland we feel confident in our future.

“This quarter’s dividend also remains at the highest level it has been in over 10 years,” said Mr. Murstein. “The taxi industry remains resilient in this type of economic environment for several reasons,including corporate and consumer cutbacks on more expensive limousine and town car services, high taxi fleet utilization, and continuing high taxi ridership levels.

“Furthermore, with Hurricane Sandy shutting down most forms of public transportation such as subways and buses in New York City, we are proud that the taxi industry was able to provide much needed transportation during this difficult period and that in a small way the industry did its best to help New Yorkers.”

Larry D. Hall, Chief Financial Officer of Medallion Financial stated, “Medallion’s capital and liquidity levels remained strong, with over $81,000,000 of deposit-raising capacity at Medallion Bank, in addition to over $125,000,000 of availability in our other funding sources.Medallion’s debt to equity ratio is only 1.38 to 1, providing ample room for increasing our leverage and growing our businesses down the road.”

Mr. Hall continued, “In addition, during 2012 we have continued to replace higher cost borrowings with lower cost fixed and floating rate debt, further enhancing our profitability, and we see additional opportunities to continue this as rates remain near historic lows. For example, much of our $55,000,000 of SBA Debentures carries higher than market rates, and can be refinanced to current lower levels, subject to SBA approval, which if it occurs, should be accretive to subsequent earnings.”

Medallion Financial’s on-balance sheet taxicab medallion loan portfolio was $282,000,000 at quarterend, down from $304,000,000 a year ago, primarily due to the funding of most new medallion loan originations atMedallion Bank. Total managed medallion loans increased $12,000,000 or 2% to $677,000,000 at quarter end, up from $665,000,000 a year ago.

Medallion Financial’s on-balance sheet commercial loan portfolio was $57,000,000 at quarter end, down from $59,000,000 a year ago. The managed commercial loan portfolio was $116,000,000 at quarter end, down from $119,000,000 last year. In both cases, the declines primarily reflected portfolio repayments.Medallion Bank’s consumer loan portfolio increased 27% to $250,000,000 at quarter end from $197,000,000 a year ago. Overall, total managed assets increased 6% to $1,176,796,000 at quarterend, up from $1,113,595,000 a year ago.Asset quality remained very strong, with managed loans 90 days or more past due of only 0.8% at quarter end, down from 1.8% at year end and 1.2% a year ago.

The Company also announced a dividend of $0.21 per share for the 2012thirdquarter, up from $0.19 per share in the 2011thirdquarter. This brings the total dividends declared over the last four quarters to $0.83, and equates to a yield of over7% based on the closing price of the Company’s stock on November 2, 2012. The current dividend will be paid on November 27, 2012, to shareholders of record on November16, 2012. Since the Company’s initial public offering in 1996, the Company has paid or declared in excess of $180,725,000 or $11.23 per share in dividends.

(more)

*     *     *

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $5 billion to the taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2011 Annual Report on Form 10-K.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2012	2011	2012	2011
Total investment income	$7,147	$8,029	$23,074	$26,040
Total interest expense	2,565	3,431	8,720	10,276

Net interest income	4,582	4,598	14,354	15,764

Total noninterest income	265	218	941	953

Salaries and benefits	2,240	2,101	6,577	6,060
Professional fees	341	220	1,090	743
Occupancy expense	211	235	631	688
Other operating expenses	718	884	2,257	3,529

Total operating expenses	3,510	3,440	10,555	11,020

Net investment income before income taxes	1,337	1,376	4,740	5,697
Income tax (provision) benefit	—	—	—	—

Net investment income after income taxes	1,337	1,376	4,740	5,697

Net realized gains (losses) on investments	(2,620)	686	(2,355)	1,270

Net change in unrealized appreciation (depreciation) on investments	4,779	(74)	8,626	20
Net change in unrealized appreciation on Medallion Bank and other controlled subsidiaries	3,115	2,847	6,982	6,544

Net unrealized appreciation on investments	7,894	2,773	15,608	6,564

Net realized/unrealized gains on investments	5,274	3,459	13,253	7,834

Net increase in net assets resulting from operations	$6,611	$4,835	$17,993	$13,531

Net investment income after income taxes per common share
Basic	$0.06	$0.08	$0.24	$0.33
Diluted	0.06	0.08	0.24	0.33

Net increase in net assets resulting from operations per common share
Basic	$0.31	$0.28	$0.93	$0.78
Diluted	0.31	0.27	0.91	0.77

Dividends declared per share	$0.21	$0.19	$0.63	$0.54

Weighted average common shares outstanding
Basic	21,284,143	17,403,007	19,438,227	17,402,520
Diluted	21,554,715	17,643,075	19,694,114	17,600,230

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	September 30, 2012	December 31, 2011
Assets
Medallion loans, at fair value	$281,886	$307,167
Commercial loans, at fair value	56,765	54,159
Investment in Medallion Bank and other controlled subsidiaries, at fair value	95,167	85,932
Equity investments, at fair value	5,202	4,577
Investment securities, at fair value	—	—

Net investments	439,020	451,835
Cash and cash equivalents	14,813	29,352
Accrued interest receivable	961	1,120
Fixed assets, net	659	466
Goodwill, net	5,069	5,069
Other assets, net	54,200	49,189

Total assets	$514,722	$537,031

Liabilities
Accounts payable and accrued expenses	$5,086	$6,040
Accrued interest payable	573	1,708
Funds borrowed	295,296	357,779

Total liabilities	300,955	365,527

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	213,767	171,504

Total liabilities and shareholders’ equity	$514,722	$537,031

Number of common shares outstanding	21,463,652	17,719,570
Net asset value per share	$9.96	$9.68

Total managed loans	$1,044,080	$984,576
Total managed assets	1,176,796	1,141,806